Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 26, 2026	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2025 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (the "Company") (NYSE: DX), a REIT with a long track record of generating dividends from high-quality mortgage assets, reported its fourth quarter and full year 2025 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Summary and Other Highlights
•Total economic return of $1.29 per common share, or 10.2% of beginning book value, for the fourth quarter of 2025, and $2.75 per common share, or 21.6% of beginning book value, for the full year 2025
•Book value per common share of $13.45 as of December 31, 2025 compared to $12.67 as of September 30, 2025 and $12.70 as of December 31, 2024
•Comprehensive income of $1.22 per common share and net income of $1.17 per common share for the fourth quarter of 2025; comprehensive income of $2.85 per common share and net income of $2.49 per common share for the full year 2025
•REIT taxable income for 2025 is estimated at $229 million and includes amortization of deferred tax hedge gains of approximately $100 million
•Dividends declared of $0.51 per common share for the fourth quarter of 2025 and $2.00 for the full year 2025
•Raised equity capital of $393 million during the fourth quarter of 2025 through at-the-market ("ATM") common stock issuances, bringing total capital raised for 2025 to $1.2 billion, net of issuance costs
•Purchased $3 billion in Agency RMBS and $284 million in Agency CMBS during the fourth quarter, bringing total purchases for 2025 to $8.2 billion of Agency RMBS and $1.2 billion of Agency CMBS
•Average balance of interest-earning assets increased 58% during 2025
•Liquidity of $1.4 billion as of December 31, 2025
•Leverage including to-be-announced ("TBA") securities at cost was 7.3 times shareholders' equity as of December 31, 2025
•Common shares outstanding as of January 22, 2026 were 199,585,507

Management Remarks
"2025 was a strong year for Dynex. We delivered a 29.4% total shareholder return and a 67% decade-long total return, driven by disciplined execution and rigorous risk management. Our market capitalization nearly tripled over the last 13 months as we raised and deployed capital into attractive opportunities, while strengthening our organization with refreshed leadership, a new independent auditor, and an expanded office footprint. Our strategy remains accretive to long-term value creation, and we enter 2026 resilient and focused on our shareholders,” said Smriti Laxman Popenoe, Co-Chief Executive Officer and President.
"Reflecting the company’s significant growth, commitment to building resilience and evolving our human capital to align with our vision, we are expanding the breadth and depth of our executive team by separating the roles of Chief Financial Officer and Chief Operating Officer," added Byron L. Boston, Chairman and Co-Chief Executive Officer. "Rob Colligan will bring his expertise to an expanded CFO role, and today we welcome Meakin Bennett as our new Chief Operating Officer. A seasoned operator with deep financial and operational expertise from Fannie Mae, Morgan Stanley, and GE Capital—and a U.S. Navy veteran—Meakin brings the leadership and discipline to continue strengthening our platform."

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone by dialing (800) 330-6710 and providing the Conference Code 3915006 or by live audio webcast by clicking the "Webcast" button on the Investors page of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. A full replay of the presentation will be available on the same webcast link on the Company's website shortly after the conclusion of the live presentation.

Consolidated Balance Sheets (unaudited)
($s in thousands except per share data)	December 31, 2025	September 30, 2025	December 31, 2024
ASSETS			(audited)
Cash and cash equivalents	$531,043	$490,989	$377,099
Cash collateral posted to counterparties	399,344	332,818	244,440
Mortgage-backed securities (including pledged of $14,593,470; $12,382,611; and $6,893,629 respectively)	16,306,988	13,230,145	7,512,087
Due from counterparties	17,425	25,255	10,445
Derivative assets	10,498	14,100	133
Accrued interest receivable	67,940	55,931	32,841
Other assets, net	8,940	9,456	7,534
Total assets	$17,342,178	$14,158,694	$8,184,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$13,904,231	$11,753,522	$6,563,120
Due to counterparties	811,656	270,719	341,924
Derivative liabilities	4,830	4,635	22,814
Cash collateral posted by counterparties	8,373	18,424	—
Accrued interest payable	95,196	110,517	44,672
Accrued dividends payable	37,171	30,688	16,501
Other liabilities	18,577	12,641	10,612
Total liabilities	14,880,034	12,201,146	6,999,643

Shareholders’ equity:
Preferred stock	$107,843	$107,843	$107,843
Common stock	1,748	1,457	845
Additional paid-in capital	2,921,551	2,524,286	1,742,471
Accumulated other comprehensive loss	(127,061)	(134,069)	(172,489)
Accumulated deficit	(441,937)	(541,969)	(493,734)
Total shareholders' equity	2,462,144	1,957,548	1,184,936
Total liabilities and shareholders’ equity	$17,342,178	$14,158,694	$8,184,579

Preferred stock aggregate liquidation preference	$111,500	$111,500	$111,500
Book value per common share	$13.45	$12.67	$12.70
Common shares outstanding	174,814,912	145,714,136	84,491,800

Consolidated Comprehensive Statements of Income (Loss) (unaudited)			Year Ended
	Three Months Ended
($s in thousands except per share data)	December 31, 2025	September 30, 2025	December 31, 2025
INTEREST INCOME
Interest income	$177,036	$149,679	$533,521
Interest expense	(133,552)	(119,068)	(419,165)
Net interest income	43,484	30,611	114,356

OTHER GAINS (LOSSES)
Unrealized gain on investments, net	84,732	142,469	370,850
Gain (loss) on derivatives, net	73,781	(10,694)	(113,093)
Total other gains, net	158,513	131,775	257,757

EXPENSES
General and administrative expenses	(16,367)	(11,464)	(51,508)
Other operating expense, net	(272)	(534)	(1,539)
Total operating expenses	(16,639)	(11,998)	(53,047)

Net income	185,358	150,388	319,066
Preferred stock dividends	(2,760)	(2,827)	(10,191)
Net income to common shareholders	$182,598	$147,561	$308,875

Other comprehensive income:
Unrealized gain on available-for-sale investments, net	7,008	14,966	45,428
Total other comprehensive income	7,008	14,966	45,428
Comprehensive income to common shareholders	$189,606	$162,527	$354,303

Weighted average common shares-basic	156,041,438	135,952,339	124,128,422
Weighted average common shares-diluted	157,213,691	136,927,985	125,067,280
Net income per common share-basic	$1.17	$1.09	$2.49
Net income per common share-diluted	$1.16	$1.08	$2.47
Dividends declared per common share	$0.51	$0.51	$2.00

Summary of Fourth Quarter and Full Year 2025 Results
The Company's total economic return ("TER") for the fourth quarter of 2025 of $1.29 per common share was comprised of an increase in book value of $0.78 per common share and dividends declared of $0.51 per common share. For the year ended December 31, 2025, the Company's TER of $2.75 per common share was comprised of an increase in book value of $0.75 per common share and dividends declared of $2.00 per common share. The increase in book value for both periods was largely driven by asset appreciation. The Company grew its capital base and added to its mortgage-backed securities portfolio throughout the year and benefitted from lower repurchase agreement financing rates following the three U.S. Federal Funds rate cuts in 2025.

The following tables summarize the changes in the Company's financial position during the fourth quarter and fiscal year 2025:

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Income	Common Equity Rollforward
Balance as of September 30, 2025 (1)			$1,846,048
Net interest income		$43,484
Net periodic interest from interest rate swaps		7,598
Operating expenses		(16,639)
Preferred stock dividends		(2,760)
Changes in fair value:
MBS and other	$91,740
TBAs	17,292
U.S. Treasury futures	12,260
Options on U.S. Treasury futures	(7,344)
Interest rate swaps	47,734
Interest rate swaptions	(3,759)
Total net change in fair value		157,923
Comprehensive income to common shareholders			189,606
Capital transactions:
Net proceeds from stock issuance (2)			397,556
Common dividends declared			(82,566)
Balance as of December 31, 2025 (1)			$2,350,644
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances during the fourth quarter of 2025 include approximately $393 million from ATM issuances and approximately $4 million from amortization of share-based compensation, net of grants.

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Income	Common Equity Rollforward
Balance as of December 31, 2024 (1)			$1,073,436
Net interest income		$114,356
Net periodic interest from interest rate swaps		45,063
Operating expenses		(53,047)
Preferred stock dividends		(10,191)
Changes in fair value:
MBS and other	$416,278
TBAs	94,646
U.S. Treasury futures	(46,190)
Options on U.S. Treasury futures	(7,852)
Interest rate swaps	(194,715)
Interest rate swaptions	(4,045)
Total net change in fair value		258,122
Comprehensive income to common shareholders			354,303
Capital transactions:
Net proceeds from stock issuance (2)			1,179,983
Common dividends declared			(257,078)
Balance as of December 31, 2025 (1)			$2,350,644
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances during the year ended December 31, 2025 include approximately $1.2 billion from ATM issuances and approximately $11 million from amortization of share-based compensation, net of grants.

Investment Portfolio and Financing
The following table provides detail on the Company's MBS investments, including TBA securities, as of the periods indicated:

	December 31, 2025			September 30, 2025
($ in thousands)	Amortized Cost/Implied Cost Basis	Unrealized Gain (Loss)	Fair Value	Amortized Cost/Implied Cost Basis	Unrealized Gain (Loss)	Fair Value
Fixed rate Agency RMBS:
2.0% coupon	$613,475	$(116,378)	$497,097	$626,357	$(121,099)	$505,258
2.5% coupon	535,039	(90,135)	444,904	546,065	(94,283)	451,782
4.0% coupon	293,432	(11,543)	281,889	300,076	(14,048)	286,028
4.5% coupon (1)	1,853,757	27,547	1,881,304	1,749,387	14,881	1,764,268
5.0% coupon	3,913,622	83,915	3,997,537	3,402,253	61,931	3,464,184
5.5% coupon	6,361,758	104,011	6,465,769	5,153,380	67,022	5,220,402
6.0% coupon	1,419,727	13,133	1,432,860	505,328	5,944	511,272
TBA 4.0%	1,101,441	1,323	1,102,764	1,183,947	869	1,184,816
TBA 4.5% (2)	1,425,945	4,191	1,430,136	833,230	1,389	834,619
TBA 5.0%	175,287	383	175,670	252,163	(251)	251,912
TBA 5.5%	185,175	456	185,631	251,709	244	251,953
TBA 6.0%	226,218	704	226,922	—	—	—
Total Agency RMBS	$18,104,876	$17,607	$18,122,483	$14,803,895	$(77,401)	$14,726,494

Agency CMBS	$1,213,107	$5,236	$1,218,343	$929,273	$4,566	$933,839
CMBS IO	87,557	(272)	87,285	94,227	(1,115)	93,112
Total	$19,405,540	$22,571	$19,428,111	$15,827,395	$(73,950)	$15,753,445
(1) Includes a par value of $9 million of 4.5% 15-year Agency RMBS at December 31, 2025 and September 30, 2025.
(2) Includes notional amount of $690 million of 4.5% 15-year TBA securities at December 31, 2025 and September 30, 2025.
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	December 31, 2025			September 30, 2025
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$9,146,566	4.11%	75	$7,845,206	4.44%	86
30 to 90 days	4,757,665	4.07%	94	3,130,470	4.44%	117
91 to 180 days	—	—%	—	777,846	4.42%	177
Total	$13,904,231	4.10%	81	$11,753,522	4.44%	100

The following table provides details on the performance of the Company's MBS, repurchase agreement financing, and interest rate swaps for the fourth quarter of 2025 compared to the prior quarter:

	Three Months Ended
	December 31, 2025			September 30, 2025
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)
Agency RMBS	$158,160	$12,712,611	4.98%	$136,921	$11,137,193	4.92%
Agency CMBS	9,992	915,117	4.27%	5,380	488,441	4.32%
CMBS IO(5)	1,484	90,573	6.25%	1,740	97,693	7.02%
Other investments	7	769	3.22%	16	841	3.84%
Subtotal	169,643	13,719,070	4.94%	144,057	11,724,168	4.91%
Cash equivalents	7,393			5,622
Total interest income	$177,036			$149,679

Repurchase agreement financing	(133,552)	12,469,902	(4.19)%	(119,068)	10,468,568	(4.45)%
Net interest income/net interest spread	$43,484		0.75%	$30,611		0.46%

Net periodic interest from interest rate swaps	7,598		0.24%	14,265		0.54%
Economic net interest income (6)	$51,082		0.99%	$44,876		1.00%
*Table Note: Data may not foot due to rounding.
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing annualized interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Financing cost is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.
(6)Represents a non-GAAP measure. See "Non-GAAP Financial Measures" below for a reconciliation to the most comparable GAAP financial measure.

Hedging Portfolio
The following tables provide details on the Company's interest rate hedging portfolio as of the dates indicated:

	December 31, 2025		September 30, 2025
Derivative Type	Notional Amount Long (Short)	WAVG Fixed Pay Rate	Notional Amount Long (Short)	WAVG Fixed Pay Rate
($s in thousands)
5-year U.S. Treasury futures	$(30,000)	n/a	$(30,000)	n/a
10-year U.S. Treasury futures	(1,475,000)	n/a	(1,190,000)	n/a
30-year U.S. Treasury futures	(1,153,500)	n/a	(953,500)	n/a
	$(2,658,500)		$(2,173,500)

3-5 year interest rate swaps	$2,450,000	3.42%	$1,550,000	3.42%
5-7 year interest rate swaps	4,070,000	3.66%	3,760,000	3.67%
7-10 year interest rate swaps	3,090,000	3.87%	2,550,000	3.90%
10-15 year interest rate swaps	75,000	3.77%	—	—%
	$9,685,000		$7,860,000

	December 31, 2025		September 30, 2025
($s in thousands)	Notional Amount	Average Fixed Receive Rate	Notional Amount	Average Fixed Receive Rate
1-2 year interest rate swaption	$750,000	3.25%	$750,000	3.25%
3-month options on U.S. Treasury futures	500,000	n/a	1,000,000	n/a

The following table provides detail on the Company's "gain (loss) on derivatives, net" recognized in the Company's consolidated statements of comprehensive income (loss) during the periods indicated:

	Three Months Ended
	December 31, 2025	September 30, 2025
Unrealized gain (loss):
TBA securities	$4,806	$(28,541)
U.S. Treasury futures	50,038	41,174
Options on U.S. Treasury futures	(7,344)	(508)
Interest rate swaps	47,734	(30,320)
Interest rate swaptions	(3,759)	(1,279)
	91,475	(19,474)
Realized gain (loss) upon settlement, maturity or termination:
TBA securities	12,486	56,112
U.S. Treasury futures	(37,778)	(61,597)
Interest rate swaps	—	—
	(25,292)	(5,485)
Net periodic interest:
Interest rate swaps	7,598	14,265
Gain (loss) on derivatives, net	$73,781	$(10,694)

The Company typically designates certain of its interest rate derivatives as hedges for tax purposes. Gains and losses realized upon maturity or termination of derivatives designated as hedges for tax purposes are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. These hedge gains are not included in the Company's current or future earnings available for distribution ("EAD"), a non-GAAP measure, but will be part of the Company's future distribution requirements. The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated, given conditions known as of December 31, 2025; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Tax Hedge Gains, Net	December 31, 2025
($ in thousands)
Fiscal year 2026	$95,972
Fiscal year 2027	91,382
Fiscal year 2028	85,347
Fiscal year 2029 and thereafter	285,531
$558,232

Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include earnings available for distribution (“EAD”) to common shareholders (including per common share) and economic net interest income (and the related metric economic net interest spread). Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income/expenses.
Drop income/loss generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in EAD because management views drop income/loss as the economic equivalent of net interest income on the underlying Agency security from trade date to settlement date. However, drop income/loss does not represent the total realized gain/loss from the Company’s TBA securities.
Management also includes net periodic interest from its interest rate swaps, which is included in "gain (loss) on derivatives instruments, net", in each of these non-GAAP measures because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including net periodic interest from interest rate swaps is a helpful indicator of the Company’s total financing cost in addition to GAAP interest expense.
Non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors our management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income or its distribution and dividend requirements in accordance with the Internal Revenue Code.
Reconciliations of each non-GAAP measure to certain GAAP financial measures are provided below.

	Three Months Ended
($s in thousands except per share data)	December 31, 2025	September 30, 2025
Comprehensive income to common shareholders (GAAP)	$189,606	$162,527
Less:
Change in fair value of investments, net (1)	(91,740)	(157,435)
Change in fair value of derivative instruments, net (2)	(63,467)	28,507
EAD to common shareholders (non-GAAP)	$34,399	$33,599

Weighted average common shares	156,041,438	135,952,339
EAD per common share (non-GAAP)	$0.22	$0.25

Net interest income (GAAP)	$43,484	$30,611
Net periodic interest from interest rate swaps	7,598	14,265
Economic net interest income	51,082	44,876
TBA drop income (3)	2,716	3,548
Operating expenses	(16,639)	(11,998)
Preferred stock dividends	(2,760)	(2,827)
EAD to common shareholders (non-GAAP)	$34,399	$33,599

Net interest spread (GAAP)	0.75%	0.46%
Net periodic interest as a percentage of average repurchase borrowings	0.24%	0.54%
Economic net interest spread (non-GAAP)	0.99%	1.00%

(1)Amount includes realized and unrealized gains and losses from the Company's MBS.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives (including TBAs accounted for as derivative instruments) and realized gains and losses on terminated derivatives and excludes TBA drop income and net periodic interest from interest rate swaps.
(3)TBA drop income/loss is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Ms. Popenoe's quote, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, the Company's ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical conflicts and uncertainty and the related impacts on macroeconomic conditions as a result of such conflicts and uncertainty; tariffs that the U.S. imposes on trading partners or tariffs imposed on the U.S. from trading partners; global and domestic government policy changes and the ability or inability to react to rapidly changing global economic policies; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates, and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies, including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy, or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss or unavailability of the Company’s third-party service provider’s service and technology that supports critical functions of the Company’s business related to the Company’s trading and borrowing activities due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; changes in the Company’s industry; increased competition; changes in government policy or regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; the effect on economic conditions from any U.S. federal government shutdown or the risk of such a shutdown; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.

Company Description
Dynex Capital, Inc. (NYSE: DX) is a leading internally managed REIT with a long track record of delivering attractive dividends through the disciplined risk management of investments in high‑quality mortgage assets backed by U.S. residential and commercial real estate. Additional information is available at www.dynexcapital.com.

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